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                                  EXHIBIT 10.2

NEWS RELEASE

FOR: WATSON PHARMACEUTICALS and ROYCE LABORATORIES

APPROVED BY:    Dr. Allen Chao
                Chairman and Chief Executive Officer
                Watson Pharmaceuticals, Inc.
                (909) 270-1400

                Patrick J. McEnany
                Chairman and Chief Executive Officer
                Royce Laboratories, Inc.
                (305) 624-1500

CONTACT:        Morgen-Walke Associates, Inc.
                Doug Sherk, Suzanne Craig, Lisa Laukkanen
                (415) 296-7383
                Emily Dupree, Elissa Grabowski
                (212) 850-5698

FOR IMMEDIATE RELEASE
---------------------

              WATSON PHARMACEUTICALS TO ACQUIRE ROYCE LABORATORIES ACQUISITION TO COMPLEMENT WATSON'S OFF-PATENT PRODUCT LINE

CORONA, CA -- (December 26, 1996) -- Watson Pharmaceuticals, Inc. (Nasdaq:
WATS) and Royce Laboratories, Inc. (Nasdaq: RLAB) ("Royce"), jointly announced that their respective boards of directors unanimously approved, and both companies have signed, a definitive agreement for Watson Pharmaceuticals to acquire Royce in a stock-for-stock merger transaction to be accounted for as a "pooling of interests." Royce will become a wholly-owned subsidiary of Watson through an exchange of Watson shares worth the equivalent of $7.25 for each share of Royce, with the exception that small shareholders of Royce shares will be cashed out for $7.25. The acquisition is expected to be accretive to Watson's 1997 per share earnings, and to be completed by late February, 1997.

         Royce Laboratories, headquartered in Miami, Florida, manufactures and markets off-patent prescription drugs in solid dosage form. Royce presently manufactures and markets 19 off-patent prescription drugs in 40 dosage strengths. Additionally, Royce has abbreviated new drug applications pending for 11 additional off-patent prescription drugs and is engaged in the development of approximately 15 off-patent prescription drugs.





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         Dr. Allen Chao, Chairman and Chief Executive Officer of Watson
commented, "Royce was particularly attractive to us from an acquisition standpoint as their business complements our existing business. This acquisition fits perfectly with our current strategy of focusing on the development, production and marketing of difficult-to-produce niche pharmaceuticals."

         Patrick J. McEnany, Chairman and Chief Executive Officer of Royce added, "We are very excited to join a leader in specialty and off- patent pharmaceuticals, and view this transaction as a tremendous opportunity for Royce. With Watson's expertise and resources, we will dramatically enhance our ability to realize the potential of our business plans in both the manufacturing and marketing of off-patent pharmaceutical products."

         Under the terms of the definitive agreement signed by both companies, Royce will become a wholly-owned subsidiary of Watson, and Patrick McEnany will become President of the wholly-owned subsidiary, Royce Laboratories, Inc., as well as Vice President of Corporate Development for Watson Pharmaceuticals, Inc., reporting to Dr. Chao.

         The proposed transaction is subject to approval of Royce's stockholders, the expiration of the waiting period under the Hart-Scott- Rodino Antitrust Improvement Act and other customary conditions to closing. The exchange ratio will be based on the price of Watson shares for the 10 days preceding the day prior to the closing, subject to a collar on Watson's stock price of $38 to $47 per share. Royce presently has approximately 13.5 million shares outstanding and Watson has approximately 36.8 million shares outstanding.

         The following important factors may affect Watson's and Royce's actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of Watson and/or Royce. Such factors include, but are not limited to, changing market conditions, the availability and cost of raw materials, the impact of competitive products and pricing, the timely development, FDA approval and market acceptance of Watson's and Royce's products, the timely implementation of certain cost saving measures and other risks detailed herein and from time to time in Watson's and Royce's Securities and Exchange Commission filings.

         Royce Laboratories, Inc., headquartered in Miami, FL, manufactures and markets off-patent prescription drugs in solid dosage form.

         Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is engaged in the manufacture and sale of off-patent medications and the development of proprietary pharmaceutical products.





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